Exhibit 5.1
[FIS Letterhead]
July 8, 2009
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     I and other members of the Law Department have acted as counsel to Fidelity National Information Services, Inc., a Georgia corporation (“Company”), in connection with the registration statement on Form S-4, as amended (“Registration Statement”), filed with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Act of 1933, as amended (“Act”), for the registration of shares of the Company’s common stock, par value $0.01 per share (“Securities”), that may be issued in connection with the merger (the “Merger”) of Metavante Technologies, Inc., a Wisconsin corporation (“Metavante”), with Cars Holdings, LLC, a Delaware limited liability corporation and a wholly owned subsidiary of the Company (“Merger Sub”), as described in the Registration Statement.
     In rendering this opinion, I have examined such corporate records and other documents, and I have reviewed such matters of law, as I have deemed necessary or appropriate. In addition, in rendering this opinion I have assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate. Based upon the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Securities in connection with the Merger, and when the Registration Statement has been declared effective by order of the Commission and the Securities have been issued in accordance with the terms and conditions set forth in the Agreement and Plan of Merger, dated as of March 31, 2009, by and among the Company, Metavante and Merger Sub, the Securities will be validly issued, fully paid and non-assessable.
     This opinion is limited to the federal law of the United States of America and the Georgia Business Corporation Code. This opinion letter may not be relied upon by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to myself and this opinion under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.
Sincerely,

Fidelity National Information Services, Inc.

/s/ Ronald D. Cook

Ronald D. Cook